UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2019

TREEHOUSE FOODS, INC.

(Exact Name of Registrant as Specified in Charter)

Commission File Number: 001-32504

Delaware	20-2311383
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

2021 Spring Road Suite 600 Oak Brook, IL	60523
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (708) 483-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	THS	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2019, TreeHouse Foods, Inc. (“TreeHouse” or the “Company”) announced the termination, without cause, of the employment relationship between the Company and Matthew J. Foulston, the Chief Financial Officer of the Company, effective November 6, 2019.

On November 6, 2019, TreeHouse appointed William J. Kelley, Jr., age 55, as its Interim Chief Financial Officer, effective November 6, 2019, to serve until TreeHouse appoints a permanent Chief Financial Officer. Mr. Kelley joined TreeHouse in August 2016 as Vice President of Finance and Corporate Controller, leading the corporate accounting, external reporting, financial shared services and tax functions. In May 2018, he was named Senior Vice President of Corporate Operations and Finance. Prior to joining TreeHouse, Mr. Kelley served in various capacities at Kraft Foods Group & Kraft Heinz, Inc., serving as Vice President and Head of Global Internal Audit from June 2015 to August 2016 and Vice President of Finance and Chief Audit Executive from April 2014 to June 2015. Additionally, Mr. Kelley served as Senior Vice President, Corporate Controller and Chief Accounting Officer at Hillshire Brands from April 2012 to March 2014, as Vice President Corporate Controller and Principal Accounting Officer of USG Corporation from March 2010 to April 2012, and as Vice President of Finance of PepsiAmerica Inc. from June 2004 to March 2010. Mr. Kelley holds a Bachelor of Arts Degree in Accounting from Clark Atlanta University and a Master of Business Administration in Strategy and Accounting from The University of Chicago Booth School of Business.

Mr. Kelley does not have any family relationships with any director or executive officer, or any person nominated to be a director or executive officer of TreeHouse, and Mr. Kelley has no interest in any transaction requiring disclosure under Item 404(a) of Regulation S-K.

In order to ensure an orderly transition of his duties as Chief Financial Officer, the Company has entered into a Consulting Agreement with Mr. Foulston with a term of three (3) months following his termination date (the “Consulting Agreement”). During the term of the Consulting Agreement, Mr. Foulston will provide certain transition services with respect to finance and accounting projects, as may be requested by the Company’s Chief Executive Officer and/or Interim Chief Financial Officer, in exchange for a fee of $50,000 per month.

As Interim Chief Financial Officer, Mr. Kelley will receive an annual base salary of $450,000 and a one-time cash bonus in connection with his appointment of $70,000. Additionally, on November 11, 2019, Mr. Kelley will receive a one-time grant of restricted stock units under the Company’s Equity and Incentive Plan, as amended, with a grant date fair value of $375,000, which will vest in ratable annual installments over three years from the grant date, generally subject to Mr. Kelley’s continued employment with TreeHouse through each applicable vesting date (the “RSU Award”). The RSU Award will vest in full to the extent that Mr. Kelley’s employment with TreeHouse is involuntarily terminated without cause and will otherwise be subject to the Company’s standard restricted stock unit terms and conditions. Mr. Kelley will continue to be eligible to participate in the employee benefit plans and programs generally available to executive officers of TreeHouse.

The foregoing descriptions of the Consulting Agreement is qualified in its entirety by the terms of the Consulting Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

A copy of the press release related to Mr. Foulston’s departure and Mr. Kelley’s appointment as Interim Chief Financial Officer is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1	Consulting Agreement, dated as of November 6, 2019, by and between Matthew Foulston and TreeHouse Foods, Inc.

99.1	Press Release, dated November 7, 2019.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TreeHouse Foods, Inc.

Date: November 7, 2019	By:	/s/ Thomas E. O’Neill
Thomas E. O’Neill
General Counsel, Executive Vice President, Chief Administrative Officer and officer duly authorized to sign on behalf of the registrant